Exhibit 99.1

Southland Completes $42.5 Million Sale-Leaseback Transaction

GRAPEVINE, Texas, July 23, 2024 -- Southland Holdings, Inc. (NYSE American: SLND and SLND WS) (“Southland”) announced today that it completed a sale-leaseback transaction for three properties totaling $42.5 million. The properties include two locations in Texas and one in Pennsylvania. From the total proceeds of $42.5 million, approximately $25 million will be used for general corporate purposes, $16 million will go towards reducing debt, and the remainder will cover transaction-related expenses.

About Southland

Southland is a leading provider of specialized infrastructure construction services. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. The company serves the bridges, tunneling, communications, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. Southland is headquartered in Grapevine, Texas. For more information, please visit Southland’s website at www.southlandholdings.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Alex Murray

Corporate Development & Investor Relations

amurray@southlandholdings.com